Exhibit 99.6

LOVE & HEALTH LIMITED

CHARTER OF THE COMPENSATION COMMITTEE

of the board of directors

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Love & Health Limited (the “Company”) shall provide assistance to the Board by fulfilling the Committee's responsibilities and duties outlined in this charter, including, among other things:

●  establishing and reviewing the overall compensation philosophy of the Company in light of the Company’s specific business objectives;

●  setting compensation for the Company’s Chief Executive Officer (“CEO”) and other executive officers and directors, as applicable;

●  administering incentive and equity-based compensation plans;

●  overseeing the Company’s compensation-related disclosures required by the Securities and Exchange Commission (the “SEC”); and

●  performing the other duties and responsibilities set forth in this charter.

Composition

1.  Membership; Qualifications. The Committee will be composed of not less than three Board members. Each member shall be “independent” in accordance with the applicable rules of the Nasdaq Stock Market (“Nasdaq”), taking into account such exchange’s additional independence requirements specific to membership on the Committee, subject to an election by the Company to rely on any available exemption, exception, cure period or transition period. In addition, it is expected that at least two members of the Committee will qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.  Appointment and Removal. The members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Members shall serve until their successors are duly elected and qualified or their earlier resignation, removal, retirement, disqualification or death. The Board may remove or replace any member of the Committee, with or without cause.

3.  Committee Chair. The Board may designate a chairperson of the Committee (the “Chairperson”). In the absence of that designation, the Committee may designate the Chairperson by majority vote of the Committee members, provided that the Board may replace any Chairperson designated by the Committee at any time. The Chairperson will chair all regular sessions of the Committee. In the absence of the Chairperson, the Committee shall select another member to preside.

The Chairperson shall have the delegated authority to act on behalf of the Committee in connection with (a) the negotiation and execution of engagement letters of compensation consultants, legal counsel or other advisers to be retained by the Committee and (b) as may otherwise be determined by the Committee.

4.  Subcommittees; Delegation Authority. The Committee may form subcommittees composed of one or more of its members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. If and when appropriate to satisfy the requirements of Section 16b-3 of the Exchange Act, any such subcommittee shall be composed solely of two or more members that have been determined to be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act.

The Committee may delegate to one or more officers of the Company the authority to grant, amend and/or administer awards of cash or options or other equity securities to any employees or other service providers of the Company who, in either case, are not executive officers (as defined below) of the Company under the Company’s incentive-compensation or other equity-based plans as the Committee deems appropriate. Any such delegation must be made in accordance with the terms of the relevant plan, the Company’s memorandum and articles of association and applicable state law.

Meeting Operations and Procedures; Attendance

The Committee shall meet as often as it deems appropriate to perform its duties and responsibilities under this charter. The same procedural rules concerning notice of meetings, actions by unanimous consent or telephonic meetings and meetings held by other means of remote communication, and other procedural matters, shall apply to Committee meetings as apply to meetings of the Board under the Company’s memorandum and articles of association and other governing documents.

A majority of the Committee membership will be a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee. The Committee will maintain written minutes of its meetings, which shall be filed with the minutes of Board meetings. Further, the Committee chair will report regularly to the Board on Committee actions and on the fulfillment of the Committee’s duties under its charter, including following meetings and written resolutions of the Committee.

The Chairperson, in consultation with the Committee members and members of management, will determine the frequency and length of Committee meetings and develop the Committee’s agenda. All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may request any officer or employee of the Company, the Company’s outside counsel or other advisors, including any compensation consultant, and such other persons as it deems appropriate in order to carry out its responsibilities, to attend a Committee meeting. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. The CEO and other executive officers (“executive officer” means any “officer” as defined in Rule 16a-1(f) under the Exchange Act) may not be present during voting or deliberations by the Committee regarding the compensation of such executive officer.

Authority To Retain Advisers and Other Resources

5.  Authority to Retain Compensation Consultants and Other Advisers. The Committee will have the authority, to the extent it deems necessary or appropriate in its sole discretion, to retain or obtain the advice of consultants, outside legal counsel and other advisers, including any compensation consultant used to assist in the evaluation of director or executive compensation (referred to collectively as “advisers”). The Committee will be directly responsible for the appointment, compensation and oversight of the work of any such adviser retained by the Committee, and the Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisers. Subject to any exemption available under applicable Nasdaq listing standards, the Committee will assess the independence of advisers that provide advice to the Committee, prior to selecting or receiving advice from them, in accordance with applicable Nasdaq listing standards, including the factors specified in Nasdaq Listing Rule 5605(d)(3) or any successor provision applicable to the Company. However, nothing in this provision requires that any adviser be independent.

It is expected that the Committee will assess at least annually whether the work of compensation consultants involved in determining or recommending executive or director compensation (whether retained by the Committee or management) has raised any conflict of interest and how any such conflict is being addressed for disclosure in the Company’s annual proxy statement or otherwise as required by applicable law and stock exchange requirements. Finally, it is expected that the Committee will pre-approve any services to be provided to the Company or its subsidiaries by any of the Committee's compensation consultants.

6.  Access to Company Resources. Committee members shall have full access to all books, records, facilities and personnel of the Company as the Committee deems appropriate in order to carry out its responsibilities.

Responsibilities

The following functions are expected to be the common recurring activities of the Committee in carrying out its responsibilities. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be required or appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee may also carry out any other responsibilities and duties delegated to it by the Board from time to time.

1.  Compensation Practices and Objectives. Oversee the Company’s overall compensation practices and objectives, and assess whether the Company’s compensation practices establish appropriate incentives in light of the Company’s specific business objectives.

2.  Compensation of Chief Executive Officer. Review and approve, or recommend to the full Board, corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO's performance in light of those goals and objectives and, either determine and approve, or recommend to the full Board, the CEO’s compensation level based on this evaluation, including annual salary, bonus, equity-based incentives and other benefits and perquisites, direct and indirect.

3.  Compensation of Other Executive Officers. Review and approve, or recommend to the full Board, corporate goals and objectives relevant to the compensation of the executive officers other than the CEO and such other employees of the Company as the Committee may determine in its discretion and approve, or recommend to the Board for approval, their compensation, including annual salary, bonus, equity-based incentives and other benefits and perquisites, direct and indirect.

4.  Perquisites. If the Committee determines to be necessary or appropriate, establish and periodically review policies and any agreements providing perquisites for directors, executive officers or other senior management, provided that any perquisites for non-executive officer members of the Board must be recommended to the full Board.

5.  Employment and Post-Employment Arrangements. Review and approve, or recommend to the full Board, any employment or post-employment agreement or arrangement (including severance and change in control benefits) applicable to any of the Company’s executive officers and such other employees of the Company as the Committee may determine in its discretion.

6.  Director Compensation. Review and recommend to the Board the form and amount of director compensation.

7.  Equity Compensation Plans. Review and approve, or recommend to the full Board, the establishment or modification of equity-based compensation plans for the Company and its subsidiaries, as well as any other incentive compensation plans.

8.  Other Benefit Plans. Review and approve, or recommend to the full Board, the establishment or modification of the Company’s retirement and profit-sharing plans, severance plans, deferred compensation plans and similar programs.

9.  Plan Administration. Administer incentive compensation, equity-based and other benefit plans that may be adopted by the Company from time to time, with such authority and powers as are set forth in the applicable plan documents, in each case subject to applicable policies adopted by the Board.

10.  Equity-Based Awards. Review and approve, or recommend to the full Board, all equity-based awards, including pursuant to the Company's equity-based plans, subject to the ability of the Committee to delegate authority pursuant to this charter and the terms of the applicable plans.

11.  SEC Compensation Disclosures. When required, (a) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC and, based on that review and discussion, determine whether or not to recommend to the Board of Directors that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K, as applicable and (b) prepare the compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

12.  Risk Assessment. When required by applicable SEC rules or Nasdaq listing standards, consider, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company.

13.  Compensation Proposals. Provide recommendations to the full Board on compensation-related proposals to be considered at the Company’s annual meeting of shareholders, including any applicable advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and amendments to such plans. Review and consider the results of any advisory vote on executive compensation.

14.  Regulatory Compliance. Monitor the Company's regulatory compliance with respect to compensation matters.

15.  Share Ownership Guidelines. If the Board or Committee determines to be necessary or appropriate, establish and monitor share ownership guidelines for directors and/or executive officers of the Company.

16.  Clawback Policies. Establish, approve, modify and oversee the Company’s compensation clawback or similar policies, including a clawback policy that complies with the requirements of the SEC and the Nasdaq listing standards, and any required recoupment and disclosure.

17.  Management Succession. Review and discuss with the Board and the Company’s executive officers plans for executive officer development and succession strategy and plans for the CEO and other executive officers.

Committee Evaluation and Charter Review.

It is expected that the Committee will review and evaluate its performance, at least annually, including by reviewing its compliance with this charter. In addition, the Committee will review and reassess, at least annually, the adequacy of this charter and recommend to the Board any proposed changes to this charter that the Committee considers necessary or appropriate. The Committee may conduct such evaluations and reviews in such manner as it deems appropriate.